Exhibit 107
Calculation of Filing Fee Tables
Form
424(b)(2)
(Form Type)
EOG Resources, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.650% Senior Notes due 2054	Rule 457(o) and 457(r)	$1,000,000,000	99.411%	$994,110,000	0.00015310	$152,198.24
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$994,110,000		$152,198.24
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fee Due							$152,198.24

(1)	The proposed maximum aggregate offering price is being used to calculate the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)
Calculated in accordance with Rule 457(r) of the Securities Act. Payment of the registration fee at the time of filing of the Registrant’s registration statement on Form
S-3ASR
(File
No. 333-261702)
with the Securities and Exchange Commission on December 16, 2021 (the “Registration Statement”) was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith. This “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Registration Fee” in the Registration Statement.